SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 17, 2005

FOCUS ENHANCEMENTS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-11860	04-3144936
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1370 Dell Ave., Campbell, CA		95008
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 866-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On June 17, 2005, we entered into a securities purchase agreement with certain accredited investors, which provides for gross proceeds to the company of $1.7 million through a private placement of shares of our common stock. The agreement provides for the issuance of 2,414,282 shares of our common stock at a purchase price per share of $0.70 and the issuance of warrants to the investors to purchase 724,285 additional shares of our common stock. The warrants have an exercise price of $0.70 per share and expire on June 17, 2009.

In connection with the financing we have agreed to pay placement agents a cash fee of up to $45,000 and to issue warrants to purchase up to 71,428 shares of our common stock at an exercise price of $0.70 per share.

Under the terms of the financing, we have entered into a registration rights agreement, by which we have agreed to register the resale of the shares of common stock issued in the financing and the shares of common stock underlying the warrants. The registration rights agreement provides that we will pay cash penalties in the event we do not meet our registration obligations under this agreement.

Item 3.02       Unregistered Sales of Equity Securities

In connection with our June 17, 2005 private placement described in Item 1.01 above (and which discussion is incorporated by reference herein), we expect to issue 2,414,282 shares of our common stock and warrants to purchase up to 795,713 additional shares of our common stock to accredited investors and placement agents. The shares of common stock and the warrants were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, based on the nature of the investors and certain representations made to us.

Item 7.01                     Regulation FD Disclosure

On June 20, 2005, we issued a press release relating to the events described in Item 1.01 and 3.02 above.  In addition, the press release contains information regarding anticipated revenue for the fiscal year 2005.  This press release is furnished as Exhibit 99.1 hereto.

Item 9.01                     Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1	Press release of Focus Enhancements, Inc., dated June 20, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS ENHANCEMENTS, INC.

Date: June 23, 2005	By:	/s/ Gary Williams
	Name:	Gary Williams
	Title:	VP of Finance and CFO